                                                             EXHIBIT 99.p.(xiii)

                    METROPOLITAN WEST CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS

I.       INTRODUCTION

This Code of Ethics (the "Code") is designed to protect fiduciary relationships that are owed to, among others, the clients of Metropolitan West Capital Management LLC ("MWCM") by MWCM, its officers, directors and employees.

This Code is intended to provide a program reasonably designed to detect and prevent insider trading by the officers, directors, trustees and employees of MWCM. This Code applies to the fiduciary relationships between MWCM and each of its clients.

II.      PERSONS COVERED BY THIS CODE

This Code of Ethics applies to all officers, members and control persons of MWCM, except as set forth in this Section II and Section IV. This Code also applies to all persons involved in the advisory process, including portfolio managers, analysts, traders, employees whose duties or functions involve them in the investment process, and any employee who obtains information concerning the investment decisions that MWCM is making for its clients. All such persons shall be designated as "Access Persons" for the purposes of this Code. Each employee should consider himself or herself an Access Person unless otherwise specifically exempted by the President.

Access Persons does not include MWCM directors who (a) do not devote substantially all working time to the activities of MWCM and (b) do not have access to information about the day-to-day investment activities of MWCM.(1)

III.     GENERAL PRINCIPLES

In light of the fiduciary duty described above in the Introduction, you should conduct yourself in all circumstances in accordance with the following general principles:

- You must at all times place the interest of MWCM's clients before your own interests.

- You must conduct all of your personal investment transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

- You should adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

------------------
(1) Richard Hollander and Russell Gould, directors of MWCM, neither devote substantially all their working time to the activities of MWCM nor have access to information about the day-to-day investment activities of MWCM.

Although it is sometimes difficult to determine what behavior is necessary or appropriate to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of MWCM's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of this Code, in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and those of MWCM's clients, you should consult the President immediately.

IV.      PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws and ethical standards impose on MWCM and its employees the duty to avoid conflicts of interest between their personal investment transactions and transactions MWCM makes on behalf of its clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, MWCM's restrictions on personal investment transactions apply to all Access Persons. This policy governs your investments in "securities." Securities include any interest or instrument commonly known as a security, including stocks, bonds, stock options, options traded over the counter, and interests in privately placed offerings and limited partnerships that are primarily invested in the aforementioned securities. Securities do not include forward foreign currency contracts or exchange traded futures contracts or options on futures contracts, except for single stock futures contracts and options on any single stock futures contracts.

         A.       GENERAL APPLICATION

         This policy shall apply to all covered transactions (defined below). This policy applies to all such transactions in any account over which an Access Person has a direct or indirect beneficial interest. The term "beneficial interest" is defined by SEC rules. Generally, under SEC rules, a person is regarded as having a beneficial interest in securities held in the name of:

         -        a husband, wife or minor child;

         -        a relative sharing the same house; or,

         -        anyone else, if the Access Person:

                  - obtains benefits substantially equivalent to ownership of the securities;

                  - can obtain ownership of the securities immediately or at some future time; or,

                  -        can vote or dispose of the securities.

         If you act as a fiduciary with respect to funds and accounts managed outside of MWCM (for example, if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth above, as well as the other trading restrictions set forth throughout this policy, unless the fund or account is deemed an "Outside Fiduciary Account."

         B.       PRE-AUTHORIZATION PROCEDURES

         Each Access Person must obtain pre-authorization for any personal investment transaction in a security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.(2) Pre-authorization is not necessary for exempt securities and Outside Fiduciary Accounts. "Exempt securities" are securities (or securities obtained in transactions) described below. Outside Fiduciary Accounts are certain fiduciary accounts outside of MWCM for which you have received MWCM's approval to act as fiduciary and which MWCM has determined qualify to be treated as Outside Fiduciary Accounts under this Personal Investment Transactions Policy.

         You must obtain pre-authorization for all non-exempt securities transactions by completing and signing the Pre-Authorization Request Form for personal trades provided for that purpose by MWCM.

         You must complete an approved securities transaction by the end of the business day following the day on which you obtain pre-authorization. If the transaction is not completed within these time requirements, you must obtain a new pre-authorization, including one for any uncompleted portion of the transaction. Post-approval is not permitted under this Code. If MWCM determines that you completed a trade prior to authorization or after authorization expires, you will be considered to be in violation of this Code.

         C.       ADDITIONAL TRADING RESTRICTIONS

         In addition to the more general restrictions discussed above, MWCM has adopted other restrictions on personal investment transactions. Except as otherwise noted, the trading restrictions do not apply to Outside Fiduciary Accounts or securities trades in accounts of an Access Person that are managed by another person otherwise unaffiliated with MWCM.

------------------
(2) For clarification purposes, pre-authorization is not required for securities trades in accounts of an Access Person that is managed by MWCM or under the discretionary management of another person otherwise unaffiliated with MWCM.

         No Access Person may:

         - Purchase or sell, directly or indirectly, for his or her own account or for any account in which he or she may have a beneficial interest (including through an Outside Fiduciary Account), any security that is subject to an MWCM restriction.

         - Purchase or sell securities offered in an initial public offering without prior approval of the President, CEO or other designated person.

         - Purchase securities offered in a private placement without prior approval of the President, CEO or other designated person. In considering approval, the President will take into consideration whether the investment opportunity you have been offered should be reserved for MWCM's clients and whether the opportunity is being offered to you by virtue of your position with MWCM. If you or your department want to purchase, on behalf of an MWCM client, the security of an issuer or its affiliate in which you have a beneficial interest (including through an Outside Fiduciary Account) in the securities of that issuer through a private placement, you must first disclose your interest to the President. In such event, the President will independently review the proposed investment decision.

         - Profit from the purchase or sale, or sale and purchase, of the same securities within 30 calendar days. You should also note that this prohibition would effectively limit the utility of options trading and short sales of securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades may have to be disgorged.

         - Purchase or sell any security for his or her own account for a period of three business days before or after MWCM initiates or effects a block transaction in a given security for a material number of client accounts. It is noted that the blackout period may apply even if MWCM elects to reduce the amount of a security holding (but not fully divest) across many or all client accounts(3).

                  For clarification purposes, the "three business day" blackout determination might best be demonstrated by example:

                  - If, on a Monday, MWCM initiates and completes a block purchase transaction in a given security for a material number of client accounts, an Access Person would not be permitted (i.e., granted pre-authorization) to effect a personal transaction in that same security from the preceding Wednesday (3 business days before) through the Thursday following the trade date (3 business days after); or

                  - If, on a Tuesday, MWCM initiates a block sale transaction in a given security for a material number of accounts, but completes the sale

------------------
(3) It shall be at the best judgment of the person granting pre-authorization of a personal trade for an Access Person to determine whether any given block is considered material.

                           transactions across accounts on the following Thursday morning, an Access Person would not be permitted to effect a personal transaction in that same security from the Thursday preceding the first transactions within the block (3 business days before) through the Tuesday following the completion of the block trade (3 business days after).

                  Violation of this prohibition may require reversal of the transaction and any resulting profits may be subject to disgorgement.

                  It is specifically noted that this policy is not designed to prevent or effectively prohibit personnel from purchasing or selling securities that are also purchased for clients. It is noted that MWCM frequently obtains new clients and may not know in advance the exact day that such clients' accounts will effectively come under its management or when an existing client may add funds to its account under management, which in turn may cause MWCM to purchase additional securities on its buy list for that account. Similarly, on any day, an existing client may instruct that a given security in its portfolio be sold or provide instructions to divest all securities in its portfolio or inform MWCM that it will withdraw funds from its account, which in turn may cause MWCM to sell securities in the account to raise cash to meet the client's needs. Because of the foregoing possibilities, pre-authorization for personal transactions can be given, notwithstanding transactions by one or more clients on the same day, provided that the following conditions are satisfied:

                  -        The personal transaction is effected after 10:00 a.m.
                           at the firm's principal place of business in Newport Beach, California. This normally would prevent overnight limit orders.

                  - The market value of the personal transaction(s) in any given equity security on any day will be less than one-half of one percent of the market capitalization of the issuer.

                  Any profits subject to disgorgement will be donated to a charity selected by MWCM or under MWCM's direction.

         D. SECURITIES OR TRANSACTIONS EXEMPT FROM PERSONAL INVESTMENT TRANSACTIONS POLICY

         The following securities or transactions are exempt from some aspects of the personal investment transaction policy:

         -        U.S. Government Securities;

         -        Bank Certificates of Deposit;

         -        Bankers' Acceptances;

         -        Commercial Paper;

         -        Shares in open-end investment companies (mutual funds);

         - Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control;

         - Securities purchased through a stock dividend or automatic dividend reinvestment plan or an employee stock purchase plan;

         - Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         - Exchange and non-exchange traded index-based instruments, including Standard & Poor's Depository Trust Receipts, commonly referred to as SPDRS; and,

         - Securities acquired in connection with covering a position in, or the exercise of, an option. However, the purchase or sale of an option itself is not an exempt transaction.

         It is not necessary to obtain pre-authorization for personal transactions involving any exempt securities or transactions. However, it is necessary to report such securities in quarterly transaction reports, except for the following securities listed above: U.S. government securities, bank certificates of deposit, bankers' acceptances, commercial paper, shares in open-end investment companies (mutual funds), and securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control. Further, it is not necessary to include securities acquired through a stock dividend or automatic dividend reinvestment plan in the quarterly transaction reports, if duplicate confirmations and periodic (monthly/quarterly) brokerage statements are filed.

         Personal investment transactions in exempt securities are still subject to MWCM's policy on inside information, where applicable.

         E.       PERSONAL SECURITIES REPORTING

         -        Initial Holdings Reports

                  No later than 10 days after a person becomes an Access Person, the following information is to be filed:

                  - the title, number of shares and principal amount of each security covered by this Code in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  - the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and,

                  -        the date the report is submitted by the Access
                           Person.

         -        Quarterly Reports

                  - Transactions. Each Access Person is required to file a quarterly report within 10 days of the end of each calendar quarter, listing all personal investment transactions in which an Access Person has a beneficial interest and that were transacted during the quarter, except for transactions in certain exempt securities, as detailed above.

                           The reports shall contain the following information:

                           a. the date of the transaction, title, interest rate and maturity (if applicable) and the number of shares/units/ principal of each security involved;

                           b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           c.       the price at which the transaction was
                                    effected;

                           d. the name of the broker, dealer or bank with or through whom the transaction was effected; and,

                           e.       the date the report is submitted.

                           Each Access Person must file a quarterly report when due, even if he or she made no purchases or sales of securities during the period covered by the report.

                           You are charged with the responsibility for submitting the quarterly reports. Any effort by MWCM to facilitate the reporting process does not change or alter that responsibility.

                  - New Accounts. Each Access Persons shall report, along with his or her listing of investment transactions, the following information concerning any new account established during the period in which any securities were held for his or her direct or indirect benefit:

                           a. the name of the broker, dealer or bank with which the Access Person established the account;

                           b.       the date the account was established; and,

                           c.       the date the report is submitted.

                  -        Annual Holdings Reports

                           Annually, each Access Person must submit the following information, which shall be current as of a date no more than 30 days before the date the report is submitted:

                           - the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership;

                           - the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and,

                           - the date the report is submitted by the Access Person.

                  -        Broker Statements and Trade Confirmations

                           Each Access Person is required to direct brokers of accounts in which the Access Person has a beneficial interest to supply to MWCM, on a timely basis, duplicate copies of trade confirmations and copies of periodic broker account statements. This requirement does not apply to Outside Fiduciary Accounts. To maximize the protection of your privacy, you should direct your brokers to send this information to:

                                    Metropolitan West Capital Management, LLC
                                    Attention: Compliance
                                    537 Newport Center Drive
                                    #166
                                    Newport Beach, CA 92660

         V.       EXCEPTIONS TO REPORTING REQUIREMENTS

         Transactions in otherwise Covered Securities effected for Access Persons by persons not directly affiliated with MWCM who have designated discretionary authority over such transactions shall not be subject to the pre-authorization, Blackout Periods or Short Term Trading Profit provisions set forth above. However, such transactions shall be reportable in an Access Person's quarterly report of personal securities transactions.

         VI.      GIFTS, PAYMENTS AND PREFERENTIAL TREATMENT

         A.       GIFTS RECEIVED BY EMPLOYEES

         As a general rule, you should not accept gifts of more than de minimus value from present or prospective clients, providers of goods or services or others with whom MWCM has dealings. While there is no absolute definition of de minimus, you should exercise good judgment to assure that you do not accept any gift that is excessive in value. You should immediately report any offer of an improper gift to MWCM's President or CEO.

         The term "gift" includes, but is not limited to, money, credit, special discounts on goods or services, and loans of goods or money. The receipt of cash gifts by employees is absolutely prohibited.

         If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and MWCM, you should report the gift and its estimated dollar value in writing to MWCM's President or CEO, who may require that the gift be donated to charity.

         B.       GIFTS AND ENTERTAINMENT GIVEN BY EMPLOYEES

         It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct and involve no element of concealment. Entertainment that is reasonable and appropriate for the circumstances is an accepted practice, to the extent that it is both necessary and incidental to the PERFORMANCE OF THE BUSINESS OF MWCM.

         C.       OTHER CODES OF ETHICS

         You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client's code of ethics, you should abide by it.

         VI.      OUTSIDE ACTIVITIES

                  A.       OUTSIDE EMPLOYMENT

                  Each employee is expected to devote his or her full time and ability to MWCM's interests during regular working hours and such additional time as may be properly required. MWCM discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to MWCM's President or CEO. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed.

                  An employee may not engage in outside employment that (a) interferes, competes or conflicts with the interest of MWCM;
                  (b) encroaches on normal working time or otherwise impairs performance; (c) implies MWCM's sponsorship or support of an outside organization; or (d) reflects directly or indirectly adversely on MWCM. MWCM policy prohibits outside employment in any financial services industry.

                  If you have an approved second job, you are not eligible to receive compensation during an absence from work that is the result of an injury on the second job. Outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

                  B.       SERVICE AS DIRECTOR

                  No employee may serve as a director or in a similar capacity of any non-affiliated company or institution, whether or not it is part of his or her role at MWCM, without prior approval of the President. Approval is not required to serve on the board of a private family corporation for your family or any charitable, professional, civic or nonprofit entity that is not a client of MWCM and does not have business relations with MWCM. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as "Chinese Wall" procedures. MWCM may withdraw approval at its discretion if MWCM concludes the withdrawal is in the interest of MWCM. Also, if you serve in the capacity of a director that does not require approval, but circumstances later change such that approval is required (e.g., the company enters into business relations with MWCM or becomes a client), you must then obtain approval.

                  C.       FIDUCIARY APPOINTMENTS

                  No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the President. This policy does not apply to appointments involving personal estates or service on boards of charitable, civic or nonprofit companies, where the Access Person does not act as an investment adviser for the entity's assets. If MWCM grants you approval to act as a fiduciary for an account outside MWCM, it may determine that the account qualifies as an Outside Fiduciary Account. Securities traded by you, as a fiduciary, will be subject to the MWCM Personal Investment Transactions Policy.

         VII.     OTHER EMPLOYEE CONDUCT

                  A.       PERSONAL FINANCIAL RESPONSIBILITY

                  It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods and services with whom MWCM deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

                  B. TAKING ADVANTAGE OF A BUSINESS OPPORTUNITY THAT RIGHTFULLY BELONGS TO MWCM

                  Employees must not take for their own advantage an opportunity that rightfully belongs to MWCM. Whenever MWCM have been actively soliciting a business opportunity, or an opportunity has been offered to MWCM, or their funds, facilities or personnel have been used in pursuing an opportunity, that opportunity rightfully belongs to MWCM, respectively, and not employees who may be in a position to divert the opportunity for their own benefits.

         VIII.    CONFIDENTIALITY

         All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside MWCM without the written approval of MWCM's President or CEO. One of the most sensitive and difficult areas in the daily business activities of MWCM involves information regarding investment plans or programs and possible or actual securities transactions by MWCM.

         IX.      SANCTIONS

         Upon discovering a violation of this Code, MWCM may impose such sanctions as it deems appropriate. Such sanctions may include, but are not limited to, a reprimand (oral or written), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

         X.       ANNUAL COMPLIANCE CERTIFICATION

         MWCM will require each Access Person and director to certify annually that he or she (i) has read and understands the terms of this Code of Ethics and recognizes the responsibilities and obligations incurred by being subject to this Code, and (ii) is in compliance with the requirements of this Code, including but not limited to, the personal investment transactions policies contained in this Code.